Exhibit 99.1
                                [LOGO OF FOSSIL]
                2280 North Greenville Avenue, Richardson TX 75082

                                   Contact:             Mike Kovar
                                                        Chief Financial Officer
                                                        Fossil, Inc.
                                                        (469) 587-3334

                                   Investor Relations:  Allison Malkin
                                                        Integrated Corporate
                                                        Relations
                                                        (203) 682-8200

             FOSSIL, INC. REPORTS PRELIMINARY THIRD QUARTER RESULTS
  ANNOUNCES SPECIAL COMMITTEE TO REVIEW COMPANY'S EQUITY GRANTING PRACTICES AND
                      EXPECTED DELAY IN FILING OF FORM 10-Q
--------------------------------------------------------------------------------

Richardson, TX. November 14, 2006 -- Fossil, Inc. (NASDAQ: FOSL) today reported third quarter net sales and gross profit and preliminary earnings for the thirteen-week ("Third Quarter") period ended October 7, 2006.

The Company also announced today that a committee made up of all independent members of its Board of Directors (the "Special Committee") is voluntarily reviewing the Company's equity granting practices. The Special Committee has just recently commenced a search for independent legal counsel to assist in the review. The Company will not be able to comment on any aspect of the review or possible outcome and there can be no assurance that the Company will not have to restate its prior financial statements or adjust certain amounts presented in this release until after the Special Committee completes such review. The Company is not republishing or making reference to any financial results issued prior to 2006 with the exception of historical period revenue and gross profit and selected balance sheet information. Any financial disclosures relating to operating expenses, taxes, net income and net income per share amounts within this release should be considered preliminary.

Based on the current status of the Special Committee's review, the Company does not expect that it will be in a position to file its report on Form 10-Q for the period ended October 7, 2006 in a timely manner. The Company plans to become current on its periodic reports required under the Securities Exchange Act of 1934, as amended, as soon as practical following the completion of the Special Committee's review.

PRELIMINARY THIRD QUARTER RESULTS

Worldwide net sales rose 16.4% (14.8% excluding currency) to $299.7 million in comparison to prior year quarter net sales of $257.5 million. Total international wholesale sales rose 18.3% (15.0% excluding currency). Sales in Europe increased 20.0% (15.1% excluding currency), primarily a result of sales volume growth in licensed watches and FOSSIL and EMPORIO ARMANI jewelry. European net sales also increased from the continued roll-out of ADIDAS watches and DIESEL jewelry. Other international sales increased 14.8% from sales volume growth in licensed watches and the continued roll-out of ADIDAS watches. Sales from the Company's domestic watch business increased 14.4% (9.2% excluding sales of discontinued product through non-traditional channels) compared to the prior year quarter, principally due to sales volume growth in the mass market and licensed watches. Domestic sales of FOSSIL watches, excluding discontinued product sales, decreased by 3.3%, a significant improvement from the brands performance during the first half of the year. During the year FOSSIL watches have been significantly re-merchandised which has resulted in increased sell-thru rates in department stores as well as company-owned retail stores. Third Quarter net sales from the Company's accessories business rose 6.9% compared to the prior year quarter with particular strength in FOSSIL women's and men's leather products, partially offset by sales volume declines in RELIC leather products and eyewear. Company-owned retail store sales increased 24.6%, compared to the prior year quarter, as a result of a 23.8% increase in the average number of stores opened during the Third Quarter and comparable store sales gains of 4.0%.

Gross profit of $148.1 million represents an increase of 9.9% over the prior year quarter amount of $134.8 million. Gross profit margin decreased by 290 basis points to 49.4% in the Third Quarter compared to 52.3% in the prior year quarter. The decline in gross profit margin is mainly attributable to a sales mix shift toward lower margin sales in the Company's international segment and the impact of increased discontinued product sales through both non-traditional channels and the Company's outlet stores at lower than historical margins. To a lesser extent, Third Quarter gross profit margin further declined as a result of an increased sales mix of the Company's lower margin mass market watches and higher markdown levels, primarily in the Company's domestic accessories business, due to the transition of May Company stores to Federated. Partially offsetting these declines in gross profit margin was a 70 basis point increase in gross profit margin as a result of a weaker U.S. dollar in comparison to the prior year quarter.

Operating expenses, as a percentage of net sales were 38.3% in the Third Quarter. Total operating expenses of $114.8 million includes approximately $1.5 million and $1.2 million of expenses related to a weaker U.S. dollar and SFAS 123R, respectively.

The Company reported operating income of $33.3 million. The increase in net sales and leverage in operating expenses was more than offset by the decline in gross profit margin resulting in operating profit margin of 11.1% of net sales. Operating income included approximately $2.6 million of net currency gains related to the translation of foreign sales and expenses into U.S. dollars.

Income before income taxes of $32.3 million represents operating income of $33.3 million less interest expense of $1 million. The Company's provision for income taxes of $10.4 million resulted in an effective income tax rate of 32.2%. The Third Quarter provision for income taxes includes a benefit of approximately $1.8 million relating to favorable adjustments to income tax liabilities previously recorded.

The Company reported Third Quarter net income of $21.9 million, or $0.32 per fully diluted share, on approximately 68.6 million shares outstanding.

SELECTED BALANCE SHEET INFORMATION

At October 7, 2006, cash, cash equivalents and short-term investments were $77.1 million with no long-term debt and $54.7 million of short-term bank debt. The Company continued to make progress in slowing the pace of inventory growth reporting $269.9 million of inventory at quarter-end, a 3.4% increase over the prior year quarter inventory of $261.1 million. The Company believes it will report fiscal year 2006 year-end inventory balances near or slightly below that amount reported at the end of fiscal year 2005. Day's sales outstanding decreased to 51 days for the Third Quarter compared to 54 days for the prior year quarter.

2006 OUTLOOK

The Company estimates net sales growth in the low double-digit range for the fourth quarter of fiscal year 2006. The Company expects its 2006 fourth quarter gross profit margin will be slightly higher than its gross profit margin reported for the fourth quarter of 2005. Both the net sales and the gross profit margin guidance exclude the impact of further discontinued product sales. The Company expects it will be able to include earnings estimates for future periods once the Special Committee completes its review of the Company's equity granting practices.

SAFE HARBOR

Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the potential accounting, financial, tax and other impact of the Special Committee's review of the Company's equity granting practices; continued acceptance of the Company's products in the marketplace; intense competition, both domestically and internationally; changes in external competitive market factors, such as introduction of new products, development of new competitors, competitive brands or competitive promotional activity or spending; changes in consumer demands for the various types of products that Fossil offers; changes in consumer tastes and fashion trends; inventory risks due to shifts in market demands; changes in foreign currency rates in relation to the United States dollar; the Company's ability to successfully implement manufacturing, distribution and other cost efficiencies; changes in accounting rules; accuracy of forecast data; general economic conditions; acts of terrorism or acts of war; government regulation; and the results of current and possible future litigation, as well as the risks and uncertainties set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the Securities and Exchange Commission.

ABOUT FOSSIL

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.

SELECTED NET SALES INFORMATION

The following tables sets forth certain components of the Company's consolidated net sales and the percentage relationship of the components to consolidated net sales for the periods indicated (amounts in millions):

                                          Amounts                       % of Total
                               -----------------------------   -----------------------------
                                   Thirteen Weeks Ended            Thirteen Weeks Ended
                               -----------------------------   -----------------------------
                                October 7,      October 1,      October 7,      October 1,
                                   2006            2005            2006            2005
                               -------------   -------------   -------------   -------------
Europe                         $        94.2   $        78.5            31.4%           30.5%
Other International                     41.2            35.9            13.8%           13.9%
                               -------------   -------------   -------------   -------------
Total International                    135.4           114.4            45.2%           44.4%


Domestic Watch                          65.3            57.1            21.8%           22.2%
Domestic Other                          49.9            46.7            16.6%           18.1%
                               -------------   -------------   -------------   -------------
Total Domestic                         115.2           103.8            38.4%           40.3%

Worldwide Retail                        49.1            39.3            16.4%           15.3%

                               -------------   -------------   -------------   -------------
Total Net Sales                $       299.7   $       257.5           100.0%          100.0%
                               =============   =============   =============   =============

The following table is intended to illustrate by factor the total of the percentage change in sales by segment and on a consolidated basis:

                                 Analysis of Percentage Change in Third Quarter Net Sales
                                                 Versus Prior Year Quarter
                                     Attributable to Changes in the Following Factors
                               -------------------------------------------------------------
                                 Exchange                         Organic
                                   Rates       Acquisitions       Growth       Total Change
                               -------------   -------------   -------------   -------------
Europe                                   4.9%            0.0%           15.1%           20.0%
Other International                      0.1%            6.5%            8.2%           14.8%
Domestic Wholesale                       0.0%            0.0%           11.1%           11.1%
Retail Worldwide                         0.6%            0.0%           24.0%           24.6%
                               -------------   -------------   -------------   -------------
Total                                    1.6%            0.9%           13.9%           16.4%
                               -------------   -------------   -------------   -------------

SELECTED BALANCE SHEET DATA (IN MILLIONS):

                                                                October 7,      October 1,
                                                                   2006            2005
                                                               -------------   -------------
Cash, Cash Equivalents and Short-Term Investments              $        77.1   $        88.6
Accounts Receivable                                                    168.7           151.8
Inventories                                                            269.9           261.1
Notes Payable - Current                                                 54.7            14.1

Note: As stated in the attached press release, as a result of the Special Committee's review of the Company's equity granting practices, there can be no assurance that the Company will not have to restate its prior financial statements or adjust certain amounts presented in this release. Therefore, any financial disclosures relating to operating expenses, taxes, net income and net income per share amounts within this release should be considered preliminary. Reference is also made to the section captioned "Safe Harbor" in the attached press release.